Exhibit 4.7

EXECUTION COPY

NEITHER THIS WARRANT NOR THE SHARES ISSUED OR ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, ENDORSED, PLEDGED, MORTGAGED, HYPOTHECATED OR OTHERWISE CONVEYED OR DISPOSED OF, UNLESS THEY ARE (1) SO REGISTERED OR (2) AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND IF REASONABLY REQUESTED BY THE COMPANY, A WRITTEN LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY IS PROVIDED BY THE TRANSFEROR. THIS WARRANT AND THE SHARES ISSUED OR ISSUABLE UPON EXERCISE OF THIS WARRANT, IF NOT TRANSFERRED PURSUANT TO AND IN CONFORMITY WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR IN ACCORDANCE WITH RULE 144 OF THE SECURITIES ACT OF 1933, ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 9 OF THIS WARRANT, AND NO TRANSFER OF THIS WARRANT AND/OR SUCH SHARES SHALL BE VALID OR EFFECTIVE IF IT IS NOT EFFECTED IN COMPLIANCE WITH SUCH RESTRICTIONS ON TRANSFER.

No. 9	Dated: May 10, 2011

THORNE HOLDING CORP.

COMMON STOCK PURCHASE WARRANT

THIS IS TO CERTIFY THAT, ELUS Holdings Corporation (the “Initial Warrant Holder”), and its successors and permitted assigns are entitled to purchase from Thorne Holding Corp. (the “Company”), at any time or from time to time after 9:00 A.M., Boston, Massachusetts time, on the date hereof (the “Initial Exercise Date”), and prior to 5:00 P.M., Boston, Massachusetts time, on June 23, 2020 (the “Expiration Date”), but subject to earlier termination in accordance with Section 4.2, any or all of one thousand nineteen (1,019) shares (the “Warrant Shares”), of Common Stock (as defined below), of the Company at a purchase price per share equal to $3,000.00 per share (the “Initial Exercise Price”). The number and character of the Warrant Shares and the Initial Exercise Price are subject to adjustment as provided herein.

1. Definitions. As used in this warrant, the following terms shall have the respective meanings set forth below or elsewhere in this Warrant as referred to below:

“Affiliate” shall have the meaning set forth in the Stockholders Agreement.

“Change of Control” shall mean (w) the sale or transfer of fifty percent (50%) or more of the outstanding capital stock of the Company in a single transaction or series of related transactions to Persons who are not then stockholders of the Company, (x) the issuance of shares of Common Stock, or securities convertible into or exercisable for shares of Common Stock, constituting fifty percent (50%) or more of the outstanding capital stock of the Company immediately after issuance, to Persons who were not holders of Common Stock, on an as converted basis, immediately prior to such issuance, (y) the sale, license or other disposition of all or substantially all of the assets of the Company in a single transaction or series of related transactions to Persons who are not then stockholders of the Company, or (z) any exercise of the DNP Warrant (as defined below).

“Common Stock” shall mean the Company’s Common Stock, $0.01 par value per share.

“DNP” shall mean Diversified Natural Products, Inc., a Delaware corporation.

“DNP Warrant” shall mean the Amended and Restated Common Stock Purchase Warrant No. 6, dated as of the Initial Exercise Date, issued by the Company to DNP, pursuant to which, as of the Initial Exercise Date, DNP shall have the right to purchase five thousand six hundred ninety (5,690) shares of Common Stock, in accordance with the terms thereof.

“Exercise Date” shall have the meaning set forth in Section 2.2 hereof.

“Exercise Price” shall mean the Initial Exercise Price as adjusted from time to time pursuant to the terms of this Warrant.

“Fair Market Value” shall mean the fair market value per share of Common Stock, as determined in good faith by the Board of Directors of the Company, from time to time. Notwithstanding the forgoing, (i) in the event this Warrant is exercised in connection with a Change of Control, the Fair Market Value of the Common Stock shall be equal to the per share consideration paid for a share of Common Stock in such Change of Control transaction, and (ii) in the event that this Warrant is exercised in connection with an Initial Public Offering, the Fair Market Value of the Common Sock shall be equal to the price at which shares of Common Stock are sold in such offering.

“Holder” shall mean, as applicable, (i) the Initial Warrant Holder, (ii) any successor of the Initial Warrant Holder or (iii) any other holder of record of this Warrant to whom this Warrant shall have been transferred in accordance with the provisions of Section 9 hereof.

“Initial Public Offering” shall mean the first sale of Common Stock by the Company pursuant to a public offering registered under the Securities Act.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Property” shall have the meaning set forth in Section 4.2 hereof.

“Registration Rights Agreement” shall mean that certain Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Company and the stockholders of the Company party thereto (as amended, restated or otherwise modified, and including any successor agreement).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stock” shall mean (i) the Common Stock and/or (ii) any class or series of capital stock of the Company (other than Common Stock) or any other Person or any other securities of the Company or any other Person that the Holder is entitled to receive, or receives, in lieu of or in addition to Common Stock, pursuant to Section 4 hereof upon exercise of this Warrant.

“Stockholder Agreement” shall mean that certain Amended and Restated Stockholder Agreement, dated as of the date hereof, by and among the Company and the stockholders of the Company party thereto (as amended, restated or otherwise modified, and including any successor agreement).

“Warrant Shares” shall mean the Warrant Shares as adjusted from time to time pursuant to the terms of this Warrant. It is understood and agreed that, depending on the context in which the term “Warrant Shares” is used in this Warrant, such term is sometimes used to refer to (i) the Stock or other property (including cash) that has been issued upon a prior exercise of this Warrant, (ii) the Stock or other property (including cash) that is still subject to issuance upon exercise of this Warrant or (iii) the Stock or other property (including cash) referred to in both of the foregoing clauses (i) and (ii).

2. Exercise Of Warrant.

2.1 Method of Exercise.

(a) Subject to and upon all of the terms and conditions set forth in this Warrant, the Holder may exercise this Warrant, in whole or in part with respect to any Warrant Shares, at any time and from time to time during the period commencing on the Initial Exercise Date and ending on the earlier of (i) the Expiration Date, or (ii) the termination of this Warrant pursuant to Section 4.2, by presentation and surrender of this Warrant to the Company at its principal office, together with (w) a properly completed and duly executed subscription form, in the form attached hereto, which subscription form shall specify the number of Warrant Shares for which this Warrant is then being exercised and the Person to whom the Warrant Shares shall be issued, who may be an Affiliate of the Holder, (x) if requested by the Company, a duly executed instrument or certificate, in form and substance satisfactory to the Company, pursuant to which the Holder or such Affiliate makes such representations and warranties to the Company, and provides or confirms such information, in each case, concerning the Holder or such Affiliate, as the Company may reasonably request (including, without limitation, such representations and warranties and such information as may be required in order to confirm compliance with applicable securities laws), (y) payment of the aggregate Exercise Price payable hereunder in respect of the number of Warrant Shares being purchased upon exercise of this Warrant, and (z) if applicable, the payment of any transfer taxes required to be paid by the Holder pursuant to Section 2.7 hereof. Payment of such aggregate Exercise Price and any such transfer taxes shall be made in cash, by money order, certified or bank cashier’s check or wire transfer (in each case in lawful currency of the United States of America) or, with respect to the payment of such aggregate Exercise Price only, in the manner provided in Section 2.1(b) below.

(b) Solely in connection with the closing of a Change of Control or Initial Public Offering and in lieu of making payment, in the manner provided in Section 2.1 above, of all or any portion of the aggregate Exercise Price payable in respect of the number of Warrant Shares for which this Warrant is being exercised, the Holder may pay all or such portion of such aggregate Exercise Price by electing not to receive all of such Warrant Shares otherwise issuable upon such exercise but only to receive that number of such Warrant Shares as shall be determined in accordance with the following formula:

X = Y(A-B)

      A

Where: X =	the number of Warrant Shares to be issued to the Holder pursuant to this Section 2.1(b)

Y =	the number of Warrant Shares for which this Warrant is being exercised as of the applicable Exercise Date

A =	the Fair Market Value as of the applicable Exercise Date of a share of Common Stock constituting such Warrant Shares

B =	the Exercise Price in effect as of the applicable Exercise Date of Common Stock constituting such Warrant Shares

The Holder may elect to make payment of all or any portion of such aggregate Exercise Price pursuant to, and in the manner set forth in, this Section 2.1(b) by surrendering this Warrant to the Company at its principal office, together with (a) a properly completed and duly executed net issue exercise election, in the form attached hereto, which net issue exercise election shall specify the number of Warrant Shares for which this Warrant is then being exercised (which shall include the number of Warrant Shares to be surrendered as payment therefore) and the Person to whom the Warrant Shares shall be issued, who may be an Affiliate of the Holder, (b) if requested by the Company, a duly executed instrument or certificate, in form and substance satisfactory to the Company, pursuant to which the Holder or such Affiliate makes such representations and warranties to the Company, and provides or confirms such information, in each case, concerning the Holder or such Affiliate, as the Company may reasonably request (including, without limitation, such representations and warranties and such information as may be required in order to confirm compliance with applicable securities laws), (c) if not already a party thereto, an instrument of accession to the Stockholder Agreement and the Registration Rights Agreement, in each case, dated as of the Initial Exercise Date, in substantially the form requested by the Company, and (d) if applicable, the payment of any transfer taxes required to be paid by the Holder pursuant to Section 2.7 hereof. Payment of such transfer taxes shall be made in cash, by money order, certified or bank cashier’s check or wire transfer (in each case in lawful currency of the United States of America). Any such exercise pursuant to this Section 2.1(b) may be made contemporaneous with, and contingent upon, the applicable Change of Control or Initial Public Offering. For the avoidance of doubt, unless indicated otherwise, references to “exercise” herein shall refer to an exercise of this Warrant under Section 2.1(a) or a net issue exercise under Section 2.1(b).

2.2 Effectiveness of Exercise; Ownership. Each exercise of this Warrant by the Holder shall be deemed to have been effected immediately prior to the close of business on the date upon which all of the requirements of Section 2.1(a) or 2.1(b) hereof, as applicable, with respect to such exercise shall have been complied with in full (each such date, an “Exercise Date”). On the applicable Exercise Date with respect to any exercise of this Warrant by the

Holder, the Company shall be deemed to have issued to the Holder, and the Holder shall be deemed to have become the holder of record and legal owner of, the number of Warrant Shares being purchased upon such exercise of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or that certificates representing such number of Warrant Shares being purchased may not then be actually delivered to the Holder.

2.3 Delivery of Stock Certificates on Exercise. As soon as practicable after the exercise of this Warrant, and in any event within thirty (30) days thereafter, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder, or as the Holder may direct (upon payment by the Holder of any applicable transfer taxes as required by Section 2.7 hereof and subject to, in all cases, the provisions of Section 9 hereof), a certificate or certificates for the number of Warrant Shares purchased by the Holder on such exercise, plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash equal to such fraction multiplied by the Fair Market Value.

2.4 Shares To Be Fully Paid and Nonassessable. All Warrant Shares issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable, free of all liens, taxes, charges and other encumbrances or restrictions on sale (other than those set forth herein, including restrictions under the Stockholder Agreement and the Registration Rights Agreement) and free and clear of all preemptive rights and, assuming no change in the federal and state securities laws and assuming the Holder exercising the Warrants is an accredited investor, will be issued in compliance with all applicable federal and state securities laws.

2.5 Fractional Shares. No fractional shares of Stock or scrip representing fractional shares of Stock shall be issued upon the exercise of this Warrant. With respect to any fraction of a share of Stock called for upon any exercise hereof, the Company shall make a cash payment to the Holder as set forth in Section 2.3 hereof.

2.6 Issuance of New Warrants; Company Acknowledgment. Upon any partial exercise of this Warrant, the Company, at its expense, will forthwith issue and deliver to the Holder a new warrant or warrants of like tenor, registered in the name of the Holder, and exercisable, in the aggregate, for the balance of the Warrant Shares. Moreover, the Company shall, at the time of any exercise of this Warrant, upon the request of the Holder, acknowledge in writing its continuing obligation to afford to the Holder any rights to which the Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant; provided, however, that if the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to the Holder any such rights.

2.7 Payment of Taxes and Expenses. The Holder shall be required to pay any tax which may be payable in respect of any transfer involved in the issuance of, and the preparation and delivery of certificates (if applicable) representing, (i) any Warrant Shares purchased upon exercise of this Warrant and issued in a name other than that or the Holders and/or (ii) new or replacement warrants in a name other than that of the Holder, and, until the payment of such tax, the Company shall not be required to issue or cause to be issued any such purchased Warrant Shares or any such new or replacement warrants, and the Company shall also not be required to prepare and deliver, or to cause to be prepared and delivered, certificates representing any such purchased Warrant Shares.

2.8 Expiration. Unless earlier terminated in accordance with Section 4.2, this Warrant and the Holder’s rights hereunder, to the extent not previously exercised, shall expire as of 5:00 P.M., Boston, Massachusetts time, on the Expiration Date.

3. Adjustments for Stock Dividends, Subdivisions and Combinations. In the event that, at any time and from time to time after the Initial Exercise Date, the Company shall (a) issue additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (b) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock or (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in each such event, (x) the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then current Exercise Price by a fraction, (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such event, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect, and (y) the number of Warrant Shares shall be adjusted by increasing or decreasing, as the case may be, the number of shares of Common Stock included within the Warrant Shares by the percentage increase or decrease in the total number of shares of Common Stock outstanding immediately after such event over the total number of shares of Common Stock outstanding immediately prior to such event and the result so obtained shall be the Warrant Shares then in effect. The Exercise Price and the Warrant Shares, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 3. Without limiting the foregoing, if at any time after the Initial Exercise Date, the DNP Warrant is amended, restated, supplemented or otherwise modified (including by issuance of additional warrants or stock purchase rights pursuant to a separate instrument or instruments, other than additional warrants or stock purchase rights under a separate instrument or instruments acquired by DNP for new and additional fair market value consideration) to (A) increase the number of shares of Common Stock (or shares of Stock or other securities of the Company) purchasable by DNP or its successors or assigns, (B) reduce the exercise price for warrant shares purchasable by DNP or its successors or assigns, (C) extend the exercise period thereof, or (D) any other change with similar effect, and corresponding and appropriate adjustments are not made to this Warrant pursuant to Section 3 or Section 4, then corresponding and proportionate adjustments shall automatically be made to the terms and conditions of this Warrant, including the number of Warrant Shares and the Exercise Price hereunder, if applicable, to reflect the DNP Warrant (including any additional warrants or stock purchase rights) as so modified.

4. Adjustment for Reorganization; Consolidation or Merger.

4.1 Reorganization; Consolidation or Merger. Subject to the terms of Sections 4.2 and 4.3 hereof, in case that, at any time or from time to time after the Initial Exercise Date, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other Person, or (c) transfer all or substantially all of its properties or assets to any other Person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, the Holder, on the exercise of this Warrant as provided in Section 2 hereof at any time or from time to time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Warrant Shares issuable on such exercise immediately prior to such consummation or such effective date, as the case may be, the stock and other securities and property (including cash) to which the Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if the Holder had so exercised this Warrant immediately prior thereto, all subject to successive adjustments thereafter from time to time pursuant to, and in accordance with, the provisions of Section 3 hereof and this Section 4.

4.2 Termination on Change of Control or Initial Public Offering. Subject to Section 4.3 and the Company’s compliance with Section 6 hereof, unless exercised in connection therewith (which exercise may be made contemporaneous with and contingent upon the closing of such transaction), this Warrant shall terminate immediately after the consummation of any Change of Control or Initial Public Offering.

4.3 Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets at any time after the Initial Exercise Date, the Company shall retain for a period of at least thirty (30) days after the effective date of such dissolution the stock and other securities and property (including cash, where applicable) (collectively, the “Property”) receivable by the Holder pursuant to Section 4.1 hereof upon exercise of this Warrant at any time after the effective date of such dissolution. If the Holder fails to exercise this Warrant within the thirty (30) day period following the effective date of such dissolution, then such Property shall be distributed pro rata to those Persons who were stockholders of record of the Company on the effective date of such dissolution or as otherwise provided by the Company.

4.4 Continuation of Terms. Unless earlier terminated in accordance with Section 4.2, upon any reorganization, consolidation, merger or transfer (and any dissolution following any such transfer) referred to in this Section 4, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable upon the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities whether or not such Person shall have expressly assumed the terms of this Warrant.

5. Officer’s Certificate as to Adjustments. In each case of any adjustment or readjustment in the number and kind of Warrant Shares, or property, issuable hereunder from time to time, or the Exercise Price, the Company, at its expense, will promptly cause an officer of the Company to compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment and showing the facts upon which such adjustment or readjustment is based. The Company will forthwith mail a copy of each such certificate to the Holder.

6. Notices of Record Date. In the event of:

(a) any taking by the Company of a record of the holders of Common Stock for the purpose of determining the holders thereof who are entitled to receive any shares of Common Stock as a dividend or other distribution or pursuant to a stock split,

(b) any reorganization of the Company, any transfer of all or substantially all the assets of the Company to or consolidation or merger of the Company with or into any other Person, or any other event constituting a Change of Control;

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(d) an Initial Public Offering,

then and in each such event the Company will mail or cause to be mailed to the Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or stock split, and stating the amount and character of such dividend, distribution or stock split, (ii) the date on which any such reorganization, transfer, consolidation, merger, Change of Control, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable on such reorganization, transfer, consolidation, merger, dissolution, liquidation or winding-up; or (iii) the date on which such Initial Public Offering is anticipated to close. Such notice shall be delivered at least ten (10) days prior to the date specified in such notice on which any such action is to be taken or event shall occur. Notwithstanding anything contained in this Section 6, in the event of an exercise of the DNP Warrant, the Company shall not be required to provide notice to the Holder prior to such exercise, but shall instead mail notice to the Holder promptly following such exercise (but in no event later than five (5) business days following such exercise); and any corresponding “Change of Control” to occur hereunder as a result of the exercise of the DNP Warrant (including any acceleration and/or termination of this Warrant) in connection with such exercise of the DNP Warrant shall be deemed to occur ten (10) days following the delivery of such notice, or on such other date (not less than ten (10) days after delivery of such notice) as is specified in such notice, or as otherwise mutually agreed between the Company and the Holder.

7. Exchange of Warrant. Subject to the provisions of Section 9 hereof (if and to the extent applicable), this Warrant shall be exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for new warrants of like tenor, each registered in the name of the Holder or in the name of such other Persons as the Holder may direct (upon payment by the Holder of any applicable transfer taxes). Each of such new warrants shall be exercisable for such number of Warrant Shares as the Holder shall direct, provided that all of such new warrants shall represent, in the aggregate, the right to purchase the same number of Warrant Shares which may be purchased by the Holder upon exercise of this Warrant at the time of its surrender.

8. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new warrant of like tenor. In the event of any amendment, modification or adjustment to this Warrant in accordance with the last sentence of Section 3 or the last sentence of Section 11.6, the Company at its expense will execute and deliver, in lieu hereof, a new warrant reflecting such changes and a certificate setting forth such adjustments and showing the facts upon which such adjustments are based and send each to the Holder in accordance with the notice provisions hereof.

9. Restrictions on Transfer; Compliance with Securities Act; Mechanics of Transfer.

9.1 Contractual Transfer Restrictions. Notwithstanding anything expressed or implied in this Warrant to the contrary, in no event shall the Holder sell, assign, transfer, endorse, pledge, mortgage, hypothecate or otherwise convey or dispose of all or any portion of the Warrant, any Warrant Shares issued from time to time upon exercise of this Warrant, or any interest in any of the foregoing to any Person other than an Affiliate (as defined in the Stockholders Agreement) without the prior written consent of the Board of Directors of the Company and in conformity with the provisions of this Warrant and the Stockholder Agreement and Registration Rights Agreement to which the Holder may be required to become a party in accordance with Section 2.1 above. If not already a party thereto, any Affiliate of the Holder shall, upon exercise of this Warrant, execute and deliver to the Company an instrument of accession to the Stockholder Agreement and the Registration Rights Agreement, in substantially the form requested by the Company, in accordance with Section 2.1.

9.2 Securities Laws Restrictions. Neither this Warrant nor any of the Warrant Shares issued from time to time upon exercise of this Warrant may be offered, sold, assigned, transferred, endorsed, pledged, mortgaged, hypothecated or otherwise conveyed or disposed of by the Holder, unless (i) any such offer, sale, assignment, transfer, endorsement, pledge, mortgage, hypothecation or other conveyance or disposition shall be effected (A) pursuant to and in conformity with an effective registration statement under the Securities Act (a “Registered Sale”) or any then available exemption from the registration requirements of the Securities Act, and (B) pursuant to and in conformity with any applicable state securities or blue sky laws, and (ii) in the case of any offer, sale, assignment, transfer, endorsement, pledge, mortgage, hypothecation or other conveyance or disposition other than pursuant to a Registered Sale, if reasonably requested by the Company, the Holder shall have obtained and delivered to the Company a written legal opinion of counsel (reasonably satisfactory to the Company as to such counsel and as to the substance of such opinion) to the effect that any such proposed offer, sale, assignment, transfer, endorsement, pledge, mortgage, hypothecation or other conveyance or disposition by the Holder does not violate the registration provisions of the Securities Act and any applicable state securities or blue sky laws.

9.3 Effect of Violation of Transfer Restrictions; Preventive Measures. Any offer, sale, assignment, transfer, endorsement, pledge, mortgage, hypothecation, or other conveyance or disposition of all or any portion of this Warrant or any Warrant Shares issued from time to time upon exercise of this Warrant, or of any interest in this Warrant or any of such Warrant Shares, in violation of this Section 9 shall be null and void. The Company may make a notation on its records or give instructions to any of its transfer agents in order to implement the restrictions on transfer set forth in this Section 9. The Company shall not incur any liability for any delay in recognizing any transfer of this Warrant or of any Warrant Shares issued from time to time upon exercise of this Warrant if the Company reasonably believes that any such transfer may have been or would be in violation of the provisions of the Securities Act, applicable blue sky laws or this Section 9.

9.4 Legends.

(a) Each certificate representing any Warrant Shares issued upon exercise of this Warrant shall bear the legends required pursuant to the Stockholders Agreement and Registration Rights Agreement.

(b) Each certificate representing any Warrant Shares issued from time to time upon exercise of this Warrant shall also bear any legend required under any applicable state securities or blue sky laws.

9.5 Survival. The obligations of the Holder (and/or of any transferee of the Warrant or any Warrant Shares issued from time to time upon exercise of this Warrant) under this Section 9 shall, with respect to any Warrant Shares issued from time to time upon exercise of this Warrant, survive the exercise, expiration or other termination, or transfer, of this Warrant indefinitely.

9.6 Mechanics of Transfer. Any transfer of all or any portion of this Warrant, or of any interest therein, to an Affiliate of the Holder or that has been approved in writing by the Board of Directors of the Company and that is otherwise in compliance with the provisions of this Section 9 shall be effected by surrendering this Warrant to the Company at its principal office, together with (i) a duly executed form of assignment, in the form attached hereto and (ii) payment of any applicable transfer taxes, if any. In the event of any such transfer of this Warrant, in whole, the Company shall issue a new warrant of like tenor to the transferee, representing the right to purchase the same number of Warrant Shares which were purchasable by the Holder upon exercise of this Warrant at the time of its transfer. In the event of any such transfer of any portion of this Warrant, (i) the Company shall issue a new warrant of like tenor to the transferee, representing the right to purchase the same number of Warrant Shares which were purchasable by the Holder upon exercise of the transferred portion of this Warrant at the time of such transfer, and (ii) the Company shall issue a new warrant of like tenor to the Holder, representing the right to purchase the number of Warrant Shares purchasable by the Holder upon exercise of the portion of this Warrant not transferred to such transferee. Until this Warrant or any portion thereof is transferred in accordance with this Warrant, the Company may treat the Holder as the absolute holder of this Warrant and all right, title and interest therein for all purposes, notwithstanding any notice to the contrary.

10. Investment Representations.

(a) This Warrant and the Warrant Shares to be acquired by the Holder as contemplated hereby shall be acquired for the Holder’s own account, for investment, and not with a view to the resale or distribution thereof or with the present intention of distributing or selling any of such securities. Holder understands that such securities have not been registered under the Securities Act of 1933, on the ground that the offer and sale of such securities by the Company to the Holder are exempt from the registration requirements of the Securities Act under Section 4(2) thereof as a transaction not involving any public offering of such securities. The Holder understands that the Company’s reliance on such exemption is predicated in part on the representations of the Holder contained herein.

(b) Holder understands that it may bear the economic risk of investment in the Warrant and the Warrant Shares to be acquired by it hereunder for an indefinite period of time because such securities have not been registered under the Securities Act, and therefore may not be sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

(c) Holder acknowledges and agrees that this Warrant and each certificate representing Warrant Shares acquired by it hereunder shall bear appropriate restrictive legends referring to the restrictions on transfer applicable to such securities. Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933. Holder has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Company. Holder has been furnished with all information and materials it has requested concerning the Company.

(d) Holder acknowledges and agrees that the Company shall make a notation regarding the restrictions on transfer of the Warrant and the Warrant Shares to be acquired by Holder hereunder in the stock books of the Company, and any purported transfer of such securities shall be reflected in the stock books of the Company only if and when transferred in compliance with all of the terms and conditions herein.

11. General.

11.1 Statement on Warrant. Irrespective of any adjustments in the Exercise Price or the number or kind of Warrant Shares, and without limiting or affecting such adjustments, this Warrant may continue to express the same Exercise Price and the same number and kind of Warrant Shares as are stated on the front page hereof, subject to Section 3.

11.2 Authorized Shares; Reservation of Shares for Issuance. At all times while this Warrant is outstanding, the Company shall maintain its corporate authority to issue, and shall have authorized and reserved for issuance upon exercise of this Warrant, such number of shares of Common Stock as shall be sufficient to perform its obligations under this Warrant (after giving effect to any and all adjustments to the number and kind of Warrant Shares purchasable upon exercise of this Warrant).

11.3 No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, sale or other transfer of any of its assets or properties, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder hereunder against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of Stock receivable upon the exercise of this Warrant above the amount payable therefor on such exercise, and (b) will take all action that may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Stock on the exercise of this Warrant.

11.4 No Rights as Stockholder. The Holder shall not be entitled to vote or to receive dividends or to be deemed the holder of Stock that may at any time be issuable upon exercise of this Warrant for any purpose whatsoever, nor shall anything contained herein be construed to confer upon the Holder any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance or reclassification of stock, change of par value or change of stock to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings (except to the extent otherwise provided in this Warrant), or to receive dividends or subscription rights, until the Holder shall have exercised the Warrant in accordance with the provisions hereof.

11.5 Notices. (i) Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be sent by courier (overnight or same day) or telecopy or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.

(ii)	All correspondence to the Company shall be addressed as follows :

Thorne Holding Corp.

c/o Richard J. Williams

125 High Street

High Street Tower, 26th Floor

Boston, Massachusetts 02110

Fax: (617) 261-2060

with copies sent contemporaneously to:

Bob Forlenza

c/o Tudor Ventures III L.P.

50 Rowes Wharf, 5th floor

Boston, Massachusetts 02110

and:

Johan V. Brigham, Esq.

Latham & Watkins LLP

John Hancock Tower

200 Clarendon Street, 20th Floor

Boston, Massachusetts 02116

Fax: (617) 948-6001

(iii)	All correspondence to the Holder shall be addressed as

follows: ELUS Holdings Corporation

1140 US Highway 22, Suite 101

Bridgewater, New Jersey 08807

Attn: William Mann

Facsimile: (908)231-1459

with copies (which shall not constitute notice)to:

Helsinn Healthcare, S.A.

P.O. Box 357

6915 Lugano/Pambio-Noranco

Switzerland

Attn: Matteo Missaglia, General Counsel

Facsimile: +41 (0) 91 993.21.22

Asher M. Rubin

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, MD 21202

Facsimile: (410) 659-2701

David A. Gibbons

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, MD 21202

Facsimile: (410) 659-2701

11.6 Amendment and Waiver. No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holder arc cumulative and not exclusive of any rights or remedies which it would otherwise have. The provisions of this Warrant may be amended, modified or waived with (and only with) the written consent of the Company and the Holder. Notwithstanding the foregoing, if any amendment is made to the terms or conditions of the DNP Warrant that results in a material benefit to DNP or its successors or assigns (including by granting to any such Person any material right or privilege, or by removing any material restriction or condition), the corresponding terms and conditions of this Warrant shall automatically be amended, in like manner, without the requirement of any action on the part of the Holder or the Company (except as set forth in Section 8).

11.7 Governing Law. This Warrant shall be construed in accordance with and governed by the laws of the State of New York.

11.8 Covenants To Bind Successor and Assigns. All covenants, stipulations, promises and agreements in this Warrant contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

11.9 Severability. In case anyone or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.10 Construction. The definitions of this Warrant shall apply equally to both the singular and the plural forms of the terms defined. Wherever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The section and paragraph headings used herein are for convenience of reference only, are not part of this Warrant and are not to affect the construction of or be taken into consideration in interpreting this Warrant.

11.11 Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Warrant or where any provision hereof is validly asserted as a defense, the successful party to such action or proceeding shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

[REMAINDER OF PAGE INTENTIONALLY LE FT BLANK]

IN WITNESS WHEREOF, the Company has caused this Common Stock Purchase Warrant No. 9 to be executed in its corporate name by one of its officers thereunto duly authorized, all as of the day and year first above written.

THORNE HOLDING CORP.

By:	/s/ Richard J. Williams
Name: Richard J. Williams
Title: President

[Signature Page to the Common Stock Purchase Warrant No. 9]

FORM OF SUBSCRIPTION

(To be executed upon exercise of Warrant)

To: THORNE HOLDING CORP.

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the attached Warrant for, and to exercise thereunder,                      shares of common stock, $0.01 par value per share (“Common Stock”), of THORNE HOLDING CORP., a Delaware corporation, and tenders herewith payment of $                                     , representing the aggregate purchase price for such shares based on the price per share provided for in such Warrant. Such payment is being made in lawful money of the United States by certified or bank cashier’s check or wire transfer.

Please issue a certificate or certificates for such shares of Common Stock in the name of [                         ] at the address set forth below:

[                    ]

[                    ]

[                    ]

[                    ]

If said number of shares of Common Stock shall not be all the shares of Common Stock issuable upon exercise of the attached Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of such shares of Common Stock/other Stock less any fraction of a share of Common Stock paid in cash.

Dated, , 20
[ELUS Holdings Corporation]
By:
Title:

FORM OF NET ISSUE EXERCISE ELECTION

(To be executed upon net issue exercise of Warrant)

To: THORNE HOLDING CORP.

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the attached Warrant for, and to exercise thereunder,                      shares (the “Net Issue Purchased Warrant Shares”) of Common Stock, $0.01 par value per share (“Common Stock”), of THORNE HOLDING CORP., a Delaware corporation (the “Company”). The aggregate exercise price payable by the undersigned in connection with the purchase of the Purchased Warrant Shares is $                     (the “Purchase Price”). Pursuant to Section 2.1(b) of the attached Warrant, the undersigned hereby elects to make payment of such aggregate exercise price by surrendering the right to receive that number of the Purchased Warrant Shares (the “Surrendered Purchased Warrant Shares”) as may be required to be surrendered upon the exercise of the Purchased Warrant Shares in accordance with provisions of Section 2.1(b).

Please issue a certificate or certificates for the number of Purchase Warrant Shares equal to the difference obtained by subtracting the number of Surrendered Purchased Warrant Shares from the number of Purchased Warrant Shares in the name of [                 ] at the address set forth below:

[                    ]

[                    ]

[                    ]

[                    ]

Dated, , 20
[ELUS Holdings Corporation]
By:
Title:

FORM OF ASSIGNMENT

(To be executed upon assignment of Warrant)

For value received,                                  hereby sells, assigns and transfers unto                      the attached Warrant [        % of the attached Warrant], together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                              attorney to transfer said Warrant [said percentage of said Warrant]

on the books of THORNE HOLDING CORP., a Delaware corporation, with full power of substitution in the premises.

If not all of the attached Warrant is to be so transferred, a new Warrant is to be issued in the name of [ELUS Holdings Corporation] for the balance of said Warrant.

The undersigned acknowledges that transfers of the attached Warrant are subject to all of the restrictions on transfer thereof contained or referenced in Section 9 thereof and hereby represents and warrants that the transfer made hereby does not violate any of such restrictions in any respect. Any such transfer in violation of such restrictions shall be null and void.

Dated, , 20
[ELUS Holdings Corporation]
By:
Title: